GOLDEN PATRIOT, CORP.

1979 Marcus Avenue, Suite 210

Lake Success, New York 11042

January 17, 2007

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

784832—WKN #

Crews Initiate Down Hole Radiometric Survey

Golden Patriot, Corp. ("Golden Patriot") (OTCBB: GPTC) (Frankfurt Stock Exchange: GPU: 784832—WKN)) is pleased to announce that it has initiated the down-hole radiometric survey on the recently completed 23 hole drill program. The survey will test these and 10 pre-existing open holes from a drill program conducted in the 1970's. Most of these pre-existing holes are open to depth and cover an important anomalous area depicted by the MMI geochemical survey performed in 2006. This survey should provide important information and complement the MMI survey thus expanding the known mineralization and aiding in the next Plan of Operations. The equipment being used is an MGX2 portable digital logger model #2PGA-2000 using a sodium iodide crystal 1.6 inches in diameter,7/8" by 3" long measuring gamma radiation.

The survey is expected to take 7 to 10 days weather permitting.

Bradley Rudman, president of Golden Patriot stated, "It is great news that we are moving forward with the next phase of exploration on the Lucky Boy Prospect. The down hole probe will supply us with valuable geological information without having to incur the costs of drilling. Due to the positive MMI survey done in 2006, we feel that testing these anomalous zones is a very important step to expanding the known mineralization and developing the Plan of Operations for the property with the goal of eventually putting the Lucky Boy Uranium Prospect back into production.”

Drilling also suggests a NE/SW trend to the mineralization which is open along strike. Intercepts of interest included hole #2 returning 10 ft of  (.12% ) 2.4 lbs per ton U from a depth of 60 to 70 feet, hole #21 returning 5 ft of (.13%) 2.6 lbs per ton or 10ft of (.092%) 1.84 lbs per ton U from a depth of 85 - 95 ft, and hole #9 yielding 5ft of (.12%) 2.4 pounds per ton from a depth of 150 - 155ft.

Systematic sampling of the adit, centered within the presently drill indicated zone of mineralization, has defined a potential core area of higher grade mineralization. Analysis with a portable, X- Ray fluorescence analyzer (NITON) has returned readings ranging from (.42 % to .71% ) 8.4 lbs per ton to 14.2 lbs per ton U. Readings taken from the back of the adit and adjacent to a production stope returned extremely anomalous readings and samples have been sent for verification analysis.

Historically, the Lucky Boy property has seen two periods of production. In the early 1950’s, 2,500 tons grading (.16%) 3.2 pounds per ton was shipped to a government buying station. During the 1970’s, and following delineation of two blocks of ore by shallow air-track drilling, a .5 acre leach pad and complete on-site, yellow cake recovery plant was put into production. Open pit mining of material from near surface to a depth of about 25 feet, and grading between  (.1 to .2%) 2 lbs per ton to 4 lbs per ton U, is reported to have produced roughly 5,000 lbs of refined yellow cake. During this time it was determined that torbernite, a secondary uranium copper phosphate mineral developed along fracture faces, was the dominant uranium mineral present.

Recent drilling and geologic interpretation strongly suggests that untested mineralization shallows in depth along a northeasterly trend. Planning is currently underway to test this high priority target. Recent work has confirmed that at least 10 cased, air track holes drilled in the 1970’s are open and are within this new zone of interest. Results of this work will help guide a second phase of drilling consisting of close spaced core-drilling holes. With respect to potential open pit mining, confirmation of relatively shallow mineralization lying roughly parallel to slope would be highly favorable.

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 516-343-6990

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.